Exhibit 10.58

HYATT HOTELS CORPORATION

Restricted Stock Unit Award

The following sets forth the terms of your Hyatt Hotels Corporation Restricted Stock Unit (“RSU”) Award.

RSU AWARD:

RSUs Grant Identifier:	[Month, Day, Year -1]

VESTING SCHEDULE:

Grant Date:	[Month, Day, Year ]

Vesting Schedule and Payment Date:

Subject to acceleration in certain circumstances, the RSUs vest and are paid on the following dates (each a “Payment Date”):

•        25% of the RSUs on first anniversary of Grant Date

•        25% of the RSUs on second anniversary of Grant Date

•        25% of the RSUs on third anniversary of Grant Date

•        25% of the RSUs on fourth anniversary of Grant Date

The Restricted Stock Unit Award that is described and made pursuant to this Restricted Stock Unit Award (this “Award”) is issued under the Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (as amended from time to time, the “Plan”). By electronically acknowledging and accepting this Award [within 30 days after the date of the electronic mail notification to you of the grant of this Award the “Electronic Notification Date”)], you agree to be bound by the terms and conditions herein, the Plan and all conditions established by the Company in connection with awards issued under the Plan. [In order to vest in the Award you must accept this Award within 30 days of the Electronic Notification Date. If you fail to accept this Award within 30 days of the Electronic Notification the Award will be cancelled and forfeited.]

The following terms and conditions apply to the RSUs granted pursuant to this Award.

Company; Defined Terms:

Except as the context may otherwise require, references to the “Company” shall be deemed to include its subsidiaries and affiliates.

To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Type of Award:	Restricted Stock Units, or RSUs. An RSU entitles the Participant to receive an equal number of shares of Common Stock at settlement, as described below.

Vesting:

The RSUs vest according to the schedule set forth above. RSUs will vest on such dates only if the Participant remains in continuous Service (as defined below) with the Company from the Grant Date through such vesting date. “Service” for purposes of this Award shall mean employment as an Employee, or service to the Company as a Director or Consultant.

Except as provided below, all unvested RSUs will be forfeited upon Termination of Service. Once vested RSUs will become payable and settled by delivery of shares of Common Stock, as provided below.

Vesting of the RSUs will continue or accelerate in the following circumstances:

•        In the event of Termination of Service due to death or Disability (as defined below), all RSUs will vest in full and become immediately payable. For this purpose Disability shall mean either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability or other accident and health plan, or (iii) the Participant is determined to be totally disabled by the Social Security Administration.

•        In the event of a Change in Control vesting of the RSUs will accelerate and become payable to the extent provided in Section 12.2(d) of the Plan.

•        In the event of Retirement (as defined in the Retirement Policy Regarding Equity Vesting adopted by Hyatt Hotels Corporation (the “Retirement Policy”), the RSUs will vest according to the Retirement Policy, but will be delivered on each Payment Date as provided above.

As described below, vested and unvested RSUs are subject to cancellation and forfeiture in the event the Participant engages in certain “detrimental conduct” (as defined below).

Settlement and Payment of RSUs:	Except as otherwise provided upon Change in Control, death or Disability, RSUs shall be settled and shares of Common Stock delivered on the Payment Date listed above.

Settlement will be accomplished through the issuance of shares of Common Stock to the Participant equal to the number of RSUs to be settled and paid. The issuance of shares will be subject to tax withholding, as provided below.

Dividend Equivalent Rights:	To the extent that dividends are paid on Common Stock, Participant shall be entitled to receive with respect to the RSUs, dividend equivalent amounts equal to the regular cash dividend payable to holders of Common Stock (to the extent regular quarterly cash dividends are paid) as if Participant were an actual shareholder with respect to the number of shares of Common Stock equal to his outstanding RSUs (the “Dividend Equivalents”). Participant’s rights to Dividend Equivalents shall cease upon forfeiture or payment of the RSUs. The aggregate amount of such Dividend Equivalents shall be held by the Company, without interest thereon, and paid to Participant as of the next payroll period after the RSUs to which such Dividend Equivalents relate vest. Any Dividend Equivalents held by the Company on RSUs which do not vest, shall be forfeited and retained by the Company.

Tax Withholding:

The Company will deduct or withhold from shares issuable upon settlement of the RSU a number of shares of Common Stock having a Share Value equal to the amount sufficient to satisfy the minimum statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings.

The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan and acceptance of this Award.

Transferability of RSUs:	RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, provided that in the event of the Participant’s death, shares deliverable or amounts payable with respect to the RSUs shall be delivered or paid, as applicable, to the Participant’s designated beneficiary. The Administrator will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Data Privacy:	By acceptance of this Award, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below and in accordance with the Hyatt Global Privacy Policy for Employees. The Company, its affiliates and the Participant’s employer hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this Award.

No impact on other rights:	Participation in the Plan is voluntary. The value of the RSUs is an extraordinary item of compensation outside the scope of Participant’s normal employment and compensation rights, if any. As such, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of RSUs or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

Effect of Detrimental Conduct:

In the event the Participant engages in “detrimental conduct” (as defined below), the Participant shall forfeit all unvested and/or vested awards which have not been exercised or otherwise settled under the Plan and all such awards shall be null and void as of the date such detrimental conduct first occurs.

Definition of Detrimental Conduct. The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Administrator, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of any material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.

Determination of Detrimental Conduct. Upon a reasonable, good faith determination that detrimental conduct has occurred, the Administrator shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.